Exhibit 11.1


                    TEL-SAVE HOLDINGS, INC. AND SUBSIDIARIES
                       COMPUTATION OF NET INCOME PER SHARE
                    (In thousands, except per share amounts)

                                                                      Year ended December 31,
                                                            ------------------------------------------
                                                                1996         1995(A)          1994(A)
                                                            ------------------------------------------
Net income                                                  $ 20,168          $10,819         $ 5,613
                                                            ========          =======         =======

PRIMARY

Weighted average common and common equivalent shares outstanding - Primary:

     Weighted average shares                                  52,650           31,422         28,650
     Weighted average equivalent shares                        4,352            2,183          2,013
                                                            --------         ---------       -------
     Weighted average common and common
     equivalent shares - Primary                              57,002           33,605         30,663
                                                            ========         ========        =======

Net income per share - Primary                              $    .35         $    .32         $  .18
                                                            ========         =========       =======

FULLY DILUTED

Weighted average common and common equivalent
  shares  outstanding  - Fully
     Diluted:

     Weighted average shares                                  52,650           31,422          28,650
     Weighted average equivalent shares                        5,377            2,183           2,013
                                                            ---------         -------        --------
     Weighted average common and common
     equivalent shares - Fully Diluted                        58,027           33,605          30,663
                                                            ========          =======         =======

Net income per share - Fully Diluted                        $    .35         $    .32        $    .18
                                                            =========        ========        ========


(A) Pro forma tax provisions have been calculated as if the Company's results of operations were taxable as a C corporation (the Company's current tax status) for the years ended December 1995 and 1994. Prior to September 20, 1995, the
Company  was  an  S  corporation   with  all  earnings  taxed  directly  to  its
shareholders.